Exhibit 99.1

Press Release

COWEN GROUP ANNOUNCES ADDITION TO

BOARD OF DIRECTORS

Douglas A. Rediker Appointed to Board

NEW YORK, NY, April 13, 2015 — Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN) today announced that its Board of Directors has appointed Douglas A. Rediker as an independent director of the firm, effective immediately.

“Doug’s exceptional experience on global macro issues will bring a unique perspective to the Board,” said Peter Cohen, Cowen’s Chairman and CEO.  “Doug has been at the center of the conversation as it relates to capital markets, the economy and global governance issues.  Having worked with a variety of organizations, including his current and past roles with the International Monetary Fund (IMF) and the World Economic Forum (WEF), Doug’s insights are well-respected among international economists.  The Board looks forward to benefiting from his counsel.”

Mr. Rediker’s appointment expands the Board to eight directors, six of whom are independent.

Mr. Rediker currently serves as the Executive Chairman of International Capital Strategies, a political economy consulting firm he founded in 2012.  He is also a Visiting Fellow at the Peterson Institute for International Economics.  From 2010 to 2012, Mr. Rediker represented the U.S. on the Executive Board of the International Monetary Fund (IMF).  From 2011-2012, he served as the chairman and vice chairman of the World Economic Forum (WEF) Geopolitical Risk Global Agenda Council and currently serves as a member of the WEF’s Geo-economic Global Agenda Council.

Previously, Mr. Rediker lived and worked in Europe for 16 years as a senior investment banker with Dresdner Kleinwort, Lehman Brothers, Merrill Lynch and Salomon Brothers and as a private equity investor with TD Capital.  He began his career as an attorney at Skadden Arps.

He also served as Senior Fellow at the New America Foundation and director of the Global Strategic Finance Initiative, which he cofounded.  He is a member of the US Council on Foreign Relations.

Mr. Rediker has testified before the US Congress on subjects such as the role of the IMF, foreign policy implications of the economic crisis, and the threats and opportunities posed by sovereign wealth funds and state capitalism.  He is coeditor of the e-book, What’s Next: Essays on the Geopolitics That Matter.  He has published opinion pieces in the Financial Times, New York Times, Foreign Policy, New Republic, Wall Street Journal, Forbes, Fortune, Globalist, European Affairs, and National Interest and has appeared on a regular basis on the BBC, CNN, CNBC, and PBS.  He was named an “Emerging Markets Superstar” by Global Finance Magazine and has received both the “EEMEA Equity” and “M&A Deals of the Year” by the International Financing Review.

Mr. Rediker graduated from Vassar College with an A.B. in political science and received a Juris Doctor from Fordham University School of Law.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices worldwide.

Contacts

Media:

Dan Gagnier/Carissa Felger

Sard Verbinnen & Co

212-687-8080